                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  NPS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                           NPS PHARMACEUTICALS, INC.

                                420 CHIPETA WAY
                         SALT LAKE CITY, UT 84108-1256

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

               TO BE HELD ON MAY 20, 1997 AT 3:00 P.M. LOCAL TIME
                                     AT THE
                             UNIVERSITY PARK HOTEL
                              500 SOUTH WAKARA WAY
                        SALT LAKE CITY, UTAH 84108-1256

                            ------------------------

TO THE STOCKHOLDERS OF NPS PHARMACEUTICALS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NPS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 20, 1997, at 3:00 p.m., local time, at the University Park Hotel, 500 South Wakara Way, Salt Lake City, Utah for the following purposes:

    1.  To elect seven members to the Board of Directors.

    2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 3, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment thereof.

                                          By Order of the Board of Directors

                                                   [SIGNATURE]

                                          James U. Jensen
                                          Secretary

Salt Lake City, Utah
April 10, 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           NPS PHARMACEUTICALS, INC.
                                420 CHIPETA WAY
                        SALT LAKE CITY, UTAH 84108-1256

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of NPS Pharmaceuticals, Inc., a Delaware corporation ("NPS" or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 20, 1997, at 3:00 p.m., local time and at any adjournment thereof (the "Annual Meeting" or the "Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the University Park Hotel, 500 South Wakara Way, Salt Lake City, Utah.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's common stock, par value $.001 (the "Common Stock") beneficially owned by others. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other employees for such services.

    The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 10, 1997, to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

    April 3, 1997 is the record date (the "Record Date") for determining those stockholders of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding and entitled to vote 11,881,265 shares of Common Stock. Stockholders will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any Stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company, at the Company's principal executive office, 420 Chipeta Way, Salt Lake City, Utah 84108-1256, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Meeting and voting in person. Attendance at the Meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS FOR 1997

    Thursday, December 11, 1997, is the deadline for proposals of stockholders that are intended to be presented at the Company's 1998 annual meeting of stockholders. By that date any such proposal must be received by the Company in order to be included in the proxy statement relating to that meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and the Amended and Restated Bylaws ("Bylaws") provide that directors are to be elected at the Annual Meeting to serve for a term of one year or until their respective successors are duly elected and qualified or until their respective death, resignation or removal. Vacancies on the Board may be filled by the affirmative vote of a majority of the directors then in office, unless the Board of Directors determines by resolution that any such vacancy shall be filled by the stockholders. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor is elected and qualified.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve. If and when elected at the Annual Meeting, each of the nominees will be elected to serve until his successor is duly elected and qualified, or until such director's death, resignation or removal.

    Set forth below, in alphabetical order, is biographical information for each person nominated to serve on the Company's Board of Directors.

NOMINEES FOR ELECTION (IN ALPHABETICAL ORDER)

SANTO J. COSTA, J.D.

    Mr. Costa, 52, has served as a director since January 1995 and as a member of the Compensation Committee since 1996. Mr. Costa has served as President, Chief Operating Officer and a director of Quintiles Transnational Corporation, a publicly held global contract research organization, since April 1994. From 1986 to 1993, he was employed by Glaxo, Inc. where he served as Senior Vice President, Administration and General Counsel and was a member of that company's Board of Directors. From 1977 to 1986 he was employed by Merrell Dow Pharmaceuticals (now Hoechst Marion Roussel) where he served as U.S. Area Counsel and from 1971 to 1977 as Food & Drug Counsel for Norwich/Eaton Pharmaceuticals. Mr. Costa received his B.S. in Pharmacy and his J.D. from St. John's University.

JAMES G. GRONINGER

    Mr. Groninger, 52, has served as a director since 1988 and as a member of the Audit and Compensation Committees since 1994. Mr. Groninger founded in January 1995 and is President of The Bay South Company, a Richmond, Virginia-based provider of financial advisory and investment banking services. From 1988 through 1994, he served as a Managing Director, Investment Banking Division, of PaineWebber Incorporated. Currently he serves on the Board of Directors of Designs, Inc., a specialty retailer, and Cygne Designs, Inc., a manufacturer of apparel. Mr. Groninger received a B.S. in Industrial Administration from Yale University and an M.B.A. from Harvard Business School.

HUNTER JACKSON, PH.D.

    Dr. Jackson, 46, has been Chief Executive Officer and Chairman of the Board since founding the Company in 1986 and a member of the Nominating Committee since 1997. He was appointed to the additional position of President in January 1994. Prior to founding the Company, he was an Associate Professor in the Department of Anatomy at the University of Utah School of Medicine. Dr. Jackson received a B.A. in English from the University of Illinois and a Ph.D. in Psychobiology from Yale University. He received postdoctoral training in the Department of Neurosurgery, University of Virginia Medical School.

JAMES U. JENSEN, J.D.

    Mr. Jensen, 52, has been Vice President, Corporate Development and Legal Affairs, and Corporate Secretary since August 1991. He has been Secretary and a director of the Company since 1987. From 1986 to July 1991, he was a partner in the law firm of Woodbury, Jensen, Kesler & Swinton, P.C. (or its predecessor firm) concentrating on technology transfer and licensing and corporate finance. From July 1985 until October 1986, he served as chief financial officer of Cericor, a software company, and from 1983 to July 1985, as its outside general counsel. From 1980 to 1983, he served as General Counsel and Secretary of Dictaphone Corporation, a subsidiary of Pitney Bowes Inc. He serves as a director of Wasatch Funds, Inc., a registered investment company, and of Interwest Home Medical, Inc., a public home use medical equipment distributor. Mr. Jensen received a B.A. in English/Linguistics from the University of Utah and a J.D. and an M.B.A. from Columbia University.

DONALD E. KUHLA, PH.D.

    Dr. Kuhla, 54, has been a director of the Company since 1991 and as a member of the Audit Committee since 1996 and the Nominating Committee since 1997. Dr. Kuhla also serves as a scientific consultant to NPS. Since 1994, he has been Vice President of Plexus Ventures, Inc. ("Plexus"), a biotechnology investment and consulting firm. From 1990 to 1994, Dr. Kuhla held senior management positions with two venture capital backed, biotechnology start-up companies. His early career was spent in research and development and operations management positions with Pfizer Inc. and Rorer Group, Inc., his last position at Rorer being Senior Vice President of Operations. Dr. Kuhla received a B.A. in Chemistry from New York University and a Ph.D. in Organic Chemistry from Ohio State University.

THOMAS N. PARKS, PH.D.

    Dr. Parks, 46, has been a director of the Company since its founding in 1986 and a member of the Audit Committee since 1996 and the Nominating Committee since 1997. Dr. Parks also serves as a scientific consultant to NPS. He is currently the George and Lorna Winder Professor of Neuroscience and Chairman of the Department of Neurobiology and Anatomy at the University of Utah Medical School. Dr. Parks joined the faculty at the University of Utah Medical School in 1978 as an assistant professor. Dr. Parks received a B.S. in Biology from the University of California at Irvine and a Ph.D. in Psychobiology from Yale University. He was a postdoctoral fellow in Development Neurology at the University of Virginia Medical School.

TIMOTHY J. RINK, M.D., SC.D.

    Dr. Rink, 50, has been a director of the Company since 1991 and a member of the Compensation Committee since 1994. Dr. Rink also serves as a scientific consultant to the Company. Since February 1996, Dr. Rink has been Chairman, Chief Executive Officer and President of Aurora Biosciences Corporation, a biotechnology company focused on ultra high throughput drug screening. From 1990 through 1995 he was President, Chief Technical Officer and director of Amylin Pharmaceuticals, Inc., a biotechnology company. He is also a director of CoCensys, Inc., a publicly held biotechnology company.

Previously Dr. Rink was a lecturer in physiology at the University of Cambridge, United Kingdom, and then Vice President of Research at SmithKline Beecham, plc. Dr. Rink received an M.D. and an Sc.D. from the University of Cambridge.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

BOARD COMMITTEES AND MEETINGS

    The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. The Audit Committee's functions include: meeting with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial results for the year as reported in the Company's financial statements; recommending to the Board of Directors the independent auditors to be retained for the ensuing year; and receiving and considering the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors, Mr. Groninger, Dr. Kuhla and Dr. Parks. The Audit Committee met two times during the fiscal year ended December 31, 1996.

    The Compensation Committee's functions include: establishing, reviewing and overseeing salaries, incentive compensation and other forms of compensation paid to officers and employees of the Company; administering the Company's incentive compensation and benefit plans, including the 1994 Employee Stock Purchase Plan, the 1994 Equity Incentive Plan and the 1987 Stock Option Plan; and performing such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of three non-employee directors, Mr. Costa, Mr. Groninger and Dr. Rink. The Compensation Committee met twice during the fiscal year ended December 31, 1996.

    The Nominating Committee's functions include: evaluating directors' performance on at least an annual basis; providing information and materials relating to the nomination of directors; interviewing, nominating and recommending individuals for membership on the Company's Board of Directors and committees; and performing such other functions as the Board of Directors may delegate. The Nominating Committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a director of the Company. In order for any nominees for directors nominated by stockholders to be considered by the Nominating Committee, such nominations must be submitted no later than December 1st of the year preceding the Annual Meeting. The Nominating Committee was formed in 1997. The members of the Nominating Committee are Dr. Kuhla, Dr. Jackson and Dr. Parks.

    During the fiscal year ended December 31, 1996, the Board of Directors held seven meetings. All Board members attended 75 percent or more of the aggregate of the meetings held by the Board and by the respective committees on which such Board member served during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 1997, and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG has audited the Company's financial statements since the Company's inception in 1986. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of KPMG as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time if the Board determines that such a change would be in the best interest of the Company and its stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

            (The balance of this page is intentionally left blank.)

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 3, 1997 by: (i) all those known by the Company to be beneficial owners of more than 5 percent of the Company's Common Stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group.

                                                                    AMOUNT OF
                                                                   BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                          OWNERSHIP (2)      TOTAL (2)
-------------------------------------------------------------  -------------------  ------------
T. Rowe Price Associates, Inc. ..............................        1,340,000           11.28%
  100 E. Pratt Street
  Baltimore, MD 21202

S. R. One, Limited (3) ......................................        1,293,801           10.88
  Bay Colony Executive Park
  565 East Swedesford Road, Suite 315
  Wayne, PA 08542

Amgen Inc. ..................................................        1,000,000            8.42
  1840 DeHavilland Drive
  Thousand Oaks, CA 91320-1789

State of Wisconsin Investment Board .........................          735,000            6.19
  P.O. Box 7842
  Madison, WI 53707

Strome Susskind Investment Management, L.P ..................          628,000            5.29
  100 Wilshire Blvd., 15th Floor
  Santa Monica, CA 90401

Hunter Jackson, Ph.D. (4) ...................................          553,728            4.60

Thomas N. Parks, Ph.D. (5)...................................          355,560            2.99

James G. Groninger (6).......................................          179,772            1.51

Edward F. Nemeth, Ph.D. (7)..................................          163,656            1.36

James U. Jensen, J.D. (8)....................................          111,605           *

Thomas B. Marriott (9).......................................           90,960           *

Donald E. Kuhla, Ph.D. (10)..................................           44,960           *

Timothy J. Rink, M.D., Sc.D. (11)............................           44,360           *

Douglas Reed, M.D. (12)......................................           28,782           *

Santo J. Costa, J.D. (13)....................................           15,940           *

All directors and executive officers (12 persons) as a group
  (14).......................................................        1,663,030           13.32

------------------------

 * Less than 1 percent.

 (1) Except as set forth herein, the address of the persons set forth above is the address of the Company appearing elsewhere in this Proxy Statement.

 (2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Beneficial ownership also includes shares of stock subject to options and warrants exercisable or convertible within 60 days.

 (3) Includes 5,700 shares subject to options held by Dr. Reed. Dr. Reed was a Vice President of S.R. One before becoming a full time employee with the Company on April 15, 1996. Upon exercise, such shares will be transferred to and held by S.R. One. See also footnote (12) below.

 (4) Includes 75,000 shares held in a trust and 2 shares held by Dr. Jackson's children, of which he disclaims beneficial ownership. Also includes 165,550 shares subject to options exercisable within 60 days of March 3, 1997.

 (5) Includes 9,660 shares subject to options exercisable within 60 days of March 3, 1997.

 (6) Includes 63,450 shares held by Mr. Groninger's children, of which he disclaims beneficial ownership. Also includes 22,410 shares subject to options exercisable within 60 days of March 3, 1997.

 (7) Includes 130,700 shares subject to options exercisable within 60 days of March 3, 1997.

 (8) Includes 31,250 shares held by a trust. Also includes 21,850 shares subject to options exercisable within 60 days of March 3, 1997.

 (9) Includes 78,822 shares subject to options exercisable within 60 days of March 3, 1997.

(10) Includes 26,160 shares subject to options exercisable within 60 days of March 3, 1997.

(11) Includes 41,160 shares subject to options exercisable within 60 days of March 3, 1997.

(12) Includes 20,860 shares subject to options exercisable within 60 days of March 3, 1997. Upon exercise, 5,700 of such shares will be transferred to, and be held by, S.R. One.

(13) Includes 13,140 shares subject to options exercisable within 60 days of March 3, 1997.

(14) Includes an aggregate of 599,662 shares subject to options exercisable within 60 days of March 3, 1997. See footnotes (4) through (13) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners have been complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company's directors do not currently receive any cash compensation for service on the Board or any Committee thereof. Directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Directors are eligible to receive stock options and stock bonuses under the stock plans described below.

    In January 1994, the Board adopted, and the stockholders subsequently approved, the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). An amendment to increase the number of shares available for grant under the Directors' Plan from 90,000 shares to 160,000 shares was approved by the stockholders in July 1996. Under the Directors' Plan, non-employee directors of the Company are eligible to receive options. Options granted under the Directors' Plan are non-discretionary and do not qualify as Incentive Stock Options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the terms of the Directors' Plan, each person who is elected for the first time to be a director of the Company and who is not otherwise employed by the Company or an affiliate of the Company (a "Non-Employee Director") will automatically be granted an option to purchase 15,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the date of his or her election to the Board. On December 1 of each year, beginning in 1994, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three months will automatically be granted an option to purchase 3,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) pursuant to the Directors' Plan.

    No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date such option was granted. Options granted under the Directors' Plan vest at a rate of 28% of the shares subject to the option one year after date of grant and 3% of the shares become exercisable each month thereafter, provided that the optionee has, during the entire period prior to such vesting date, continuously served as a Non-Employee Director. If the optionee's service as a Non-Employee Director terminates for any reason other than death, the option will remain exercisable for 12 months after the date of termination, or until the option's expiration date, if earlier. If the optionee dies, the option will remain exercisable for 18 months following the date of death or until the expiration date of the option, whichever is earlier. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable. Unless otherwise terminated by the Board, the Directors' Plan automatically terminates in January 2004.

    As of December 31, 1996, options to purchase a total of 69,000 shares of Common Stock had been granted under the Directors' Plan at exercise prices from $3.00 to $10.25 per share, and a weighted average exercise price of $6.17 per share. As of that date, options for 1,470 shares had been exercised under the Directors' Plan. Prior to the adoption of the Directors' Plan, the Company granted options to directors under the 1987 Stock Option Plan.

    In December 1994, the Board adopted the Non-Employee Directors' Stock Bonus Program under the 1994 Equity Incentive Plan (the "Stock Bonus Program"). Under the Stock Bonus Program, Non-Employee Directors are eligible to receive grants of shares of Common Stock for attendance at Board and Committee meetings. The Stock Bonus Program provides each Non-Employee Director of the Company with a non-discretionary award of 200 shares of Common Stock for each Board and/or Committee meeting attended by such Non-Employee Director. A total of 10,600 shares was granted under the Stock Bonus Program for meetings attended in 1996.

    The right to receive awards under the Stock Bonus Program is generally non-transferable. The stock awards are made at the end of each calendar year. Non-Employee Directors entitled to stock bonus awards shall not possess any rights of a stockholder of the Company until such shares are delivered to the Non-Employee Director. Unless otherwise terminated by the Board, the Stock Bonus Program terminates in January 2004.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994, certain compensation awarded or paid to, or earned by, the Company's Chief

Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                             CASH COMPENSATION
                                                                                                       LONG-TERM
                                                            --------------------                  COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION                                   YEAR     SALARY($)   BONUS($)    STOCK OPTIONS GRANTED(#)
----------------------------------------------------------  ---------  ---------  -----------  -------------------------
Hunter Jackson, Ph.D......................................       1996    214,884      22,659              45,000
  Chief Executive Officer,                                       1995    189,033                          45,000
  President and Chairman                                         1994    180,000                          45,000
  of the Board

James U. Jensen, J.D......................................       1996    152,592      17,624              25,000
  Vice President, Corporate                                      1995    147,072                          25,000
  Development and Legal                                          1994    140,000                          15,000
  Affairs and Secretary

Thomas B. Marriott, Ph.D..................................       1996    165,758      18,883              25,000
  Vice President, Development                                    1995    157,629                          25,000
  Research                                                       1994    150,000                          30,000

Edward F. Nemeth, Ph.D....................................       1996    150,038      16,365              30,000
  Vice President, Research                                       1995    136,603                          30,000
                                                                 1994    130,000                          30,000

Douglas Reed, M.D.(1).....................................       1996    139,718                          70,000
  Vice President, Business Development

------------------------

(1) Dr. Reed was appointed as a Vice President of the Company in April 1996. Dr. Reed was paid $32,900 as "other" compensation for moving expenses incurred in connection with commencing employment. Upon commencement of employment with the Company, Dr. Reed was granted an option to acquire 40,000 shares of Common Stock of the Company. He was also granted 6,000 shares of NPS Common Stock (valued at $79,500 on the date of grant) of which 2,000 shares vested immediately. The remaining 4,000 shares are restricted and are subject to vesting based upon Dr. Reed's continued employment with the Company at the following rate: 2,000 shares upon completion of the first year of employment (April 15, 1997) and the remaining 2,000 shares upon completion of the second year of employment (April 15, 1998). All shares are eligible for dividends on the same basis as all other outstanding shares of Common Stock. As of December 31, 1996, Dr. Reed held 4,000 restricted shares with an aggregate value on that date of $44,000.00.

1987 STOCK OPTION PLAN

    The 1987 Stock Option Plan (the "1987 Plan") was adopted in June 1987. The purposes of the 1987 Plan were to attract and retain qualified personnel, to provide additional incentives to employees, officers, advisors, directors and consultants of the Company and to promote the success of the Company's business. No options have been granted under the 1987 Plan since December 1993, and the Company will not make any future grants under the 1987 Plan. As of December 31, 1996, options to purchase a total of 659,200 shares of Common Stock had been exercised for cash and services under the 1987 Plan at a weighted average exercise price of $0.71 per share. As of December 31, 1996, options to purchase a total of 651,417 shares of Common Stock were outstanding, with exercise prices ranging from $0.34 to $4.00 per share and a weighted average exercise price per share of $1.36.

    Options granted under the 1987 Plan generally became exercisable at a rate of one-third of the shares subject to the option on the first anniversary of the option grant and one-third of the remaining shares subject to the option on each of the second and third anniversary of the option grant. The maximum term of a stock option under the 1987 Plan was 10 years; however, if the optionee at the time of grant had voting power over more than 10% of the Company's outstanding capital stock (a "10% Holder"), the maximum term of any incentive stock option granted under the 1987 Plan was five years. The aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. The exercise prices of incentive stock options granted under the 1987 Plan were at least equal to 100% or 110% with respect to 10% Holders, of the fair market value of the stock subject to the option on the date of grant. Although no minimum exercise price of non-qualified stock options was required under the 1987 Plan, the exercise price of non-qualified stock options previously granted under the 1987 Plan generally has been at least equal to the fair market value of the stock subject to the option on the date of the grant. Any option that is exercisable at the time of grant and which expires no sooner than three years from the grant date is subject to an option exercise price equal to the fair market value of the option on the grant date.

1994 EQUITY INCENTIVE PLAN

    In January 1994, the Board adopted the 1994 Equity Incentive Plan (the "1994 Plan"), which was subsequently approved by the stockholders in February 1994. An amendment to increase the number of shares available for grant under the 1994 Plan from 942,503 shares to 1,702,503 shares was approved by the stockholders in July 1996. The purposes of the 1994 Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of the Company and its affiliates and to promote the success of the Company's business. Under the 1994 Plan, the Company may grant non-qualified stock options to employees, officers, directors and consultants to the Company and its affiliates and may grant incentive stock options to employees of the Company and its affiliates. As of December 31, 1996, options to purchase a total of 62,203 shares of Common Stock had been exercised for cash and services under the 1994 Plan at a weighted average exercise price of $7.30 per share. As of December 31, 1996, options to purchase 1,116,387 shares of Common Stock with exercise prices ranging from $3.00 to $16.63 per share, and a weighted a verage exercise price per share of $8.17 were outstanding.

    Options granted under the 1994 Plan generally become exercisable at a rate of 28% of the shares subject to the option at the end of the first year and 3% of the shares subject to the option at the end of each calendar month thereafter. The maximum term of a stock option under the 1994 Plan is 10 years; however, if the optionee who is granted an incentive stock option at the time of grant is a 10% Holder, the maximum term of any incentive stock option granted under the 1994 Plan is five years. If an optionee terminates his or her service to the Company, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within three months of termination of service for any reason other than death or disability, one year after termination due to disability, and 18 months after termination due to death. The aggregate fair market value with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. The exercise price of incentive stock options granted under the 1994 Plan must be at least 100% or 110% with respect to 10% Holders, of the fair market value of the Common Stock of the Company on the date of grant. Upon completion of this Offering, no employee will be a 10% Holder. The exercise price of non-qualified stock options granted under the 1994 Plan is the fair market value of the Company's Common Stock on the date of grant or such other exercise price as is set by the Board at the date of grant. Payment of the exercise price may be made in cash or by shares of the Company's Common Stock valued at the fair market value of such shares on the date of exercise or in any other form acceptable to the Board. The 1994 Plan also allows the Company to grant stock bonuses, reload options, rights to purchase restricted stock and stock appreciation rights.

    The 1994 Plan may be amended at any time by the Board, although certain amendments require stockholder approval. The 1994 Plan will terminate in January 2004, unless earlier terminated by the Board.

    The following table sets forth each grant of options to purchase Common Stock made during the year ended December 31, 1996 to each of the Named Executive Officers. Grants of options to each of the Named Executive Officers were made under the 1994 Plan:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                  NUMBER OF                                                   ANNUAL RATES OF STOCK
                                 SECURITIES      % OF TOTAL                                   PRICE APPRECIATION FOR
                                 UNDERLYING    OPTIONS GRANTED    EXERCISE OR                   OPTION TERM($)(4)
                                   OPTIONS     TO EMPLOYEES IN  BASE PRICE PER   EXPIRATION   ----------------------
NAME                            GRANTED(#)(1)  FISCAL YEAR(2)    SHARE ($/SH)      DATE(3)        5%         10%
------------------------------  -------------  ---------------  ---------------  -----------  ----------  ----------
Hunter Jackson................       45,000            8.49           10.125       12/01/06      286,540     726,149
James U. Jensen...............       25,000            4.72           10.125       12/01/06      159,189     403,416
Thomas B. Marriott............       25,000            4.72           10.125       12/01/06      159,189     403,416
Edward F. Nemeth..............        5,000             .94           13.375       07/07/06       42,057     106,582
                                     25,000            4.72           10.125       12/01/06      159,189     403,416
Douglas Reed..................       40,000            7.55            13.25       04/15/96      333,314     844,683
                                     30,000            5.66           10.125       12/01/06      191,027     484,099

------------------------

(1) Options granted under the 1994 Plan become exercisable at the rate of 28% of the shares subject to the option one year after the date of grant and 3% of the shares subject to the option each month thereafter.

(2) Based on an aggregate of 529,750 options granted through December 31, 1996, under the 1994 Plan to employees of the Company, including the Named Executive Officers.

(3) These options have a 10-year term, subject to earlier termination upon death, disability or termination of employment.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

    The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1996; (ii) the number of unexercised options held by the Named Executive Officers as of December 31, 1996; and (iii) the value as of December 31, 1996 of unexercised in-the-money options.

               OPTION EXERCISES IN 1996 AND YEAR-END VALUE TABLE

                                                                  NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                      VALUE      UNDERLYING UNEXERCISED        IN- THE-MONEY
                             SHARES ACQUIRED ON     REALIZED     OPTIONS(#) EXERCISABLE/       OPTIONS($)(2)
NAME                             EXERCISE(#)         ($)(1)           UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
---------------------------  -------------------  -------------  -----------------------  -----------------------
Hunter Jackson.............           8,000        $   110,270            153,400/93,600       $1,317,080/258,075
James U. Jensen............          30,500            406,250             16,600/48,400          102,050/114,575
Thomas B. Marriott.........          10,603            129,992             75,597/53,800          656,983/157,775
Edward F. Nemeth...........              --                 --            122,600/57,400        1,043,400/167,675
Douglas Reed...............              --                 --                 --/70,000                --/26,250

------------------------

(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise (the closing sales price reported on the Nasdaq National Market on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

(2) Represents the difference between the option exercise price and the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1996 ($11.00) times the corresponding number of shares.

                             EMPLOYMENT AGREEMENTS

    The Company has no employment agreements with any of its executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Dr. Kuhla, a director of the Company since 1991, is Vice President of Plexus. The Company had a consulting agreement with Plexus through December 31, 1995, whereunder Plexus assisted the Company with its effort to establish a collaboration for NPS R-568. During the years ended December 31, 1994, 1995 and 1996, the Company paid fees to Plexus totaling $34,000, $84,500, and $400,000, respectively. Plexus may earn an additional $400,000 in fees as payments are received from Amgen. The Company also granted Plexus an option to purchase 20,000 shares of NPS Common Stock at $10.50 per share with vesting contingent upon milestone payment from Amgen. The Company has also entered into a Consultant Services Agreement with Dr. Kuhla, effective November 1, 1996, whereunder Dr. Kuhla will provide scientific consulting services to the Company. In return for such services, Dr. Kuhla will receive from the Company 400 shares of Common Stock for each Research Review Committee meeting attended and 200 shares for each Medicinal Chemistry Committee meeting attended.

    S.R. One, an affiliate of SmithKline Beecham, is a stockholder of the Company and has entered into various stockholder agreements with the Company. Dr. Reed, Vice President, Business Development of the Company since April 1996, was also a director of the Company from 1992 until July 1996, and, until April 1996, a Vice President of S.R. One. In November 1993, the Company entered into a three-year collaborative research and license agreement with SmithKline Beecham to collaborate on the discovery, development and marketing of drugs to treat osteoporosis and other bone metabolism disorders. In 1992, S.R. One, an affiliate of SmithKline Beecham, purchased $2.0 million of the Company's Preferred Stock. In November 1993, at the time NPS entered into the SmithKline Beecham Agreement, S.R. One purchased an additional $7.0 million of Preferred Stock, and it acquired $495,000 of Common Stock (90,000 shares) in the Company's initial public offering. The 869,049 shares of Preferred Stock purchased by S.R. One converted into 1,701,301 shares of Common Stock upon the closing of the Company's initial public offering in May 1994. SmithKline Beecham has paid license fees of $6.0 million to the Company under the SmithKline Beecham Agreement and may be required to make additional payments upon the occurrence of certain milestones (of which $3.0 million was paid to NPS in January 1996). In addition, SmithKline Beecham is scheduled to fund all clinical development under the SmithKline Beecham

Agreement, has dedicated a scientific team to the program, and since July 1, 1995 has supported the Company's research efforts in osteoporosis and will continue to do so through the scheduled expiration of the research term in October 1997, if not previously terminated. SmithKline Beecham is required to pay NPS royalties on sales of any products for treating osteoporosis and other bone metabolism disorders developed under the SmithKline Beecham Agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Costa, Mr. Groninger and Dr. Rink served on the Compensation Committee for fiscal year 1996. No officer or employee of the Company sits on the Compensation Committee. No member of the Compensation Committee has at any time been an officer or employee of the Company.

    Mr. Groninger is a brother-in-law of Dr. Jackson, the Company's Chief Executive Officer, President and Chairman of the Board. Mr. Groninger abstains from participating in the determination of the proper compensation package for Dr. Jackson.

            (The balance of this page is intentionally left blank.)

                    REPORT OF THE COMPENSATION COMMITTEE(1)

COMPENSATION PHILOSOPHY

    The Company's compensation policies and programs seek to achieve three fundamental goals: (i) to enhance stockholder value by aligning compensation of executive officers and employees with the Company's progress toward achievement of its business objectives and performance, (ii) to reward executive officers and employees with compensation incentives adequate to retain them in the future in the face of considerable competition for talent within the pharmaceutical industry, and (iii) to attract and successfully recruit qualified, talented personnel essential to the Company's achievement of its business objectives.

COMPENSATION COMMITTEE

    To ensure clear and centralized focus on all aspects of compensation, the Compensation Committee was formed by the Board of Directors in January 1994. For 1996, the Compensation Committee was composed of Mr. Costa, Mr. Groninger and Dr. Rink. The Compensation Committee is authorized by the Board of Directors, among other things, to establish and review annually the general compensation policies applicable to the Company's executive officers and employees generally (including the relationship of Company performance to compensation) and the bases for the Chief Executive Officer's compensation in particular. The Compensation Committee is also authorized to review and approve the level of compensation paid to the Chief Executive Officer and the Company's other executive officers during each fiscal year. Finally, the Compensation Committee administers the Company's incentive compensation and benefit plans, including the 1994 Employee Stock Purchase Plan, the 1994 Equity Incentive Plan and the 1987 Stock Option Plan. No member of the Compensation Committee during fiscal year 1996 was a former or current officer or employee of the Company.

COMPENSATION COMPONENTS

    In order to link compensation with the enhancement of stockholder value, the Board has adopted a compensation package for each of the Company's employees and executive officers which consists of a base salary and long-term incentive compensation in the form of stock option grants.

SALARY

    Base salaries represent the fixed component of the Company's executive compensation package. Generally, salary compensation is determined by evaluating the compensation of employees and executives in similar positions in other similar pharmaceutical companies, the experience of the particular employee or executive officer and the employee's or executive officer's specific responsibilities. The Compensation Committee also evaluated the achievement of Company objectives in determining base salaries for the employees and executive officers. The Compensation Committee has reviewed outside surveys of employee and executive officer compensation and benefits in the biopharmaceutical industry. The base salaries for employees and executive officers were then set at competitive levels of the surveys reviewed.

LONG-TERM INCENTIVES

    The purpose of long-term incentive compensation is to encourage employees, including executive officers, to remain in the long-term employ of the Company and to reward them for maximizing shareholder value. Long-term compensation awards are discretionary and are primarily based on individual performance as well as Company achievement of goals and objectives. In general, the performance factors utilized by the Compensation Committee to evaluate the grant of stock options to Company executive officers during the 1996 fiscal year were subjective and included, but were not limited to, the following: progress in clinical trials, regulatory matters and capitalization of the Company; the planning and implementation of appropriate collaborative arrangements with pharmaceutical and biotechnology companies; the securing of working capital; the officer's overall individual performance in his or her position and relative contribution during the year; and the Board of Directors' desire to retain the executive officer in face of considerable competition for executive talent within the industry. The Compensation Committee may modify the foregoing criteria or select other performance factors with respect to other executive bonus awards during a given fiscal year.

BONUS

    A portion of the cash compensation paid to the Company's employees and executive officers, including the Chief Executive Officer, for 1996 included a discretionary cash bonus payment. The bonus payment was expressly linked to the attainment of specified Company goals including the finalization of the Kirin Agreement in 1995 and the Amgen Agreement in 1996. Bonus awards are discretionary and are evaluated on a year-by-year basis.

SUMMARY

    Based on its evaluation of these factors, the Compensation Committee believes that the Company's employees and executive officers are committed to achieving positive long-term performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company's employees and executive officers to work toward these goals.

CEO COMPENSATION

    The Chief Executive Officer was a founder of the Company in 1986 and has served in such capacity since that time. The Chief Executive Officer's compensation package has traditionally been based below that of other chief executive officers in comparable companies in the industry. In order to determine the appropriate salary increase and stock option grant for the Chief Executive Officer, the Compensation Committee considered the salaries of other chief executive officers in the pharmaceutical industry and more specifically the following factors: Dr. Jackson's leading role in negotiating and finalizing the Agreement with Amgen, Inc., managing the Company's relationships with key strategic partners including SmithKline Beecham and Kirin, and the progress in research and development which resulted in the receipt of $3 million and $2 million milestone payments respectively from such parties; successful completion of a secondary offering of the Company's Common Stock with net proceeds to the Company of $48 million; Dr. Jackson's continued management responsibilities as President and Chief Executive Officer of a public company with over 90 employees; and Dr. Jackson's overall performance as President and Chief Executive Officer.

    POLICY REGARDING DEDUCTIBILITY.

    The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. The Company does not anticipate that compensation payable to any executive officer will exceed $1 million for fiscal 1996. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

                                          Compensation Committee for fiscal year
                                          1996
                                          Santo J. Costa, Chairman
                                          James G. Groninger
                                          Timothy J. Rink

March 1997

                     PERFORMANCE MEASUREMENT COMPARISON(1)
                COMPARISON OF 31 MONTH CUMULATIVE TOTAL RETURN*
           AMONG NPS PHARMACEUTICALS, INC., THE NASDAQ STOCK MARKET-
                 US INDEX AND THE NASDAQ PHARMACEUTICALS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NPS PHARMACEUTICALS, INC.      NASDAQ STOCK MARKET-US          NASDAQ PHARMACEUTICALS
05/26/1994                         100                             100                             100
06-94                               82                              96                              93
09-94                               73                             104                             104
12-94                               68                             103                              98
03-95                               59                             112                             106
06-95                               86                             128                             123
09-95                              145                             144                             154
12-95                              314                             146                             179
03-96                              232                             152                             187
06-96                              241                             165                             181
09-96                              205                             171                             185
12-96                              200                             179                             180

*  $100 INVESTED ON 05/26/94 IN STOCK OR INDEX-
   INCLUDING REINVESTMENT OF DIVIDENDS.

FISCAL YEAR ENDING DECEMBER 31.

------------------------------

(1) This Section is not "soliciting material," is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                   [SIGNATURE]

                                          James U. Jensen
                                          Secretary

April 10, 1997

                           NPS PHARMACEUTICALS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned constitutes and appoints Hunter Jackson and James U. Jensen and each of them (acting jointly or, if one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to all shares of Common Stock, par value $.001 per share of NPS Pharmaceuticals, Inc. (the "Company") standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and to act at the Annual Meeting of Stockholders to be held at the University Park Hotel located at 500 South Wakara Way, Salt Lake City, Utah on May 20, 1997 at 3:00 p.m. Mountain Time, and at any adjournment(s) thereof, and especially to vote as follows:

1.         In the election of seven (7) directors as set forth in the Proxy Statement:
           / / FOR all nominees listed below (except as marked to the contrary below)  / / WITHHOLD AUTHORITY to vote for all nominees
                                                                                          listed below
            Santo J. Costa, James G. Groninger, Hunter Jackson, James U. Jensen, Donald E. Kuhla, Thomas N. Parks, Timothy J. Rink
           (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)
2.         With respect to the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the 1997 fiscal year:
                               / /  FOR                        / /  AGAINST                        / /  ABSTAIN
3.         In their discretion in any other matters as may properly come before the meeting or any adjournment(s) hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE SEVEN (7) DIRECTORS AS SET FORTH IN THE PROXY STATEMENT AND TO RATIFY THE BOARD'S APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.
                                             Dated _____________________________
                                             ___________________________________
                                             ___________________________________
                                                      Please sign here

                                             Do you plan to attend the Annual
                                             Meeting?
                                             / / Yes    / / No

                                             Please date this proxy and sign
                                             your name exactly as it appears
                                             hereon. When there is more than one
                                             owner, each should sign. When
                                             signing as an agent, attorney,
                                             administrator, executor, guardian,
                                             or trustee, please indicate your
                                             title as such. If executed by a
                                             corporation, the proxy should be
                                             signed in the corporate name by a
                                             duly authorized officer who should
                                             indicate his title. Please date,
                                             sign, and mail this proxy card in
                                             the enclosed envelope.